Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No.333-135474) and Form S-8 (Nos. 333-38858 and 333-67297) of AXT, Inc. of our report dated March 21, 2007 relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ BURR, PILGER & MAYER LLP

San Jose, California

March 21, 2007